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                                                                    EXHIBIT 23.1

                    Consent of Independent Public Accountants



To the Board of Directors:
Kellstrom Industries, Inc.



We consent to incorporation by reference in the Registration Statement on Form S-8 of Kellstrom Industries, Inc. of our report dated February 17, 1999, except as to note 18 thereto, which is dated as of March 30, 1999, relating to the consolidated balance sheets of Kellstrom Industries, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Kellstrom Industries, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of Kellstrom Industries, Inc. of our report dated March 15, 1999 relating to the consolidated balance sheet of Solair, Inc. and subsidiary as of March 31, 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended, which report appears in the Form 8-K/A of Kellstrom Industries, Inc. dated March 12, 1999.

/s/KPMG LLP

KPMG LLP

Fort Lauderdale, Florida
June 4, 1999